Exhibit 99.1

ALPHA INNOTECH REPORTS 27% SECOND QUARTER REVENUE GROWTH

August 2, 2006 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for the second quarter ending June 30, 2006.

Second quarter revenues of $3.193 million increased 27% from the $2.513 million reported in the same period in 2005. The net loss of $576,000 in the second quarter ending June 30, 2006 is a 60% reduction from the $1.449 million loss reported in the comparable period of 2005.

“We are pleased to report our fourth consecutive quarter of year over year revenue growth and an increase of 7 percentage points in our gross margins from the second quarter of 2005,” stated Haseeb Chaudhry, Chief Executive Officer of Alpha Innotech. “With steps we implemented late in the second quarter to further control our operating expenses we expect to generate positive cash flow perhaps as soon as our current third quarter,” Mr. Chaudhry continued.

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

Founded in 1992 and with over 8,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s need for additional financing, the timing of the introduction and success of new products, and the Company’s growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Form 10-QSB filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release.

Contact:

Alpha Innotech Corp.

Ron Bissinger, COO/CFO

Tel: 510-483-9620

Alpha Innotech Corp

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales	$3,193	$2,513	$6,151	$5,019
Cost of sales	1,509	1,368	3,017	2,773

Gross profit	1,684	1,145	3,134	2,246

	52.7%	45.6%	51.0%	44.7%
Operating expenses:
Sales and marketing	1,158	1,368	2,140	2,428
Research and development	410	409	737	807
General and administrative	608	489	1,112	775

Total operating expenses	2,176	2,266	3,989	4,010

Income (loss) from continuing operations, before taxes	(492)	(1,121)	(855)	(1,764)
Interest expense	(74)	(119)	(158)	(162)
Other income (expense), net	(10)	1	21	1

Total other income (expense)	(84)	(118)	(137)	(161)

Income taxes	0		0
Net income (loss)	(576)	(1,239)	(992)	(1,925)
Accretions on redeemable convertible preferred stock	—	(210)	—	(428)

Net loss applicable to common stockholders	$(576)	$(1,449)	$(992)	$(2,353)

Net income (loss) per share:
Basic & diluted	$(0.06)	$(0.55)	$(0.10)	$(0.89)

Shares used in computing net income (loss) per share:
Basic & diluted	9,804,847	2,649,294	9,765,546	2,649,207

Alpha Innotech Corp

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$366	$546
Accounts receivable, net	1,547	2,411
Inventory, net	705	952
Prepaid expenses and other current assets	99	212

Total current assets	2,717	4,121
Property and equipment, net	1,182	1,171
Other assets	113	76

Total assets	$4,012	$5,368

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	$1,577	$1,497
Accrued liabilities	1,047	1,084
Short term debt	1,444	1,556
Deferred revenue	770	775
Other current liabilities	192	230

Total current liabilities	5,030	5,142
Long term debt	500	800

Total stockholders’ equity (deficit)	(1,518)	(574)

Total liabilities and stockholders’ equity (deficit)	$4,012	$5,368